Exhibit 99.1

Contact:	Repros Therapeutics Inc.
Joseph Podolski (281) 719-3447
President and Chief Executive Officer

REPROS® ANNOUNCES REVERSE STOCK SPLIT EFFECTIVE ON NASDAQ
OCTOBER 15, 2010

THE WOODLANDS, Texas – October 14, 2010 – Repros Therapeutics Inc.® (NasdaqCM:RPRX) today announced that it has filed a Certificate of Amendment to its Restated Certification of Incorporation to effect its previously announced one-for-four reverse stock split of its common stock.

The split-adjusted shares of the Company’s common stock will begin trading on the Nasdaq Capital Market tomorrow.  The Company’s shares will continue to trade under the symbol “RPRX,” with a “D” added for 20 trading days to signify the reverse stock split has occurred.  A new CUSIP number has been assigned to the Company’s common stock as a result of the reverse stock split.

The one-for-four reverse stock split will convert all shares of the Company’s common stock issued and outstanding, plus all outstanding stock options and the number of shares of common stock available for issuance under the Company’s approved stock plans.

The reverse split will reduce the Company’s outstanding common stock from approximately 35.7 million shares, as of its most recent quarterly report on Form 10-Q, to approximately 8.9 million shares.

The reverse split may enable the Company to meet the continued listing rules of the Nasdaq Capital Market.  In order to maintain its listing on the Nasdaq Capital Market, the Company’s common stock must have a closing bid price of $1.00 or more for a minimum of ten consecutive trading days, on or before October 31, 2010.

Computershare Trust Company, N.A., together with its affiliate Computershare, Inc., the transfer agent for the Company, will act as Exchange Agent for the exchange. Stockholders will receive the forms and notices to exchange their existing shares for new shares from the Exchange Agent or their broker. No fractional shares will be issued if, as a result of the reverse stock split, a registered stockholder will otherwise become entitled to a fractional share. Instead, fractional shares will be rounded down to the nearest whole share.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to have the partial hold on Proellex® lifted and to determine a safe and effective dose for Proellex, maintain its listing on the NASDAQ Capital Market, raise needed additional capital on a timely basis in order for it to continue to fund its operations and pursue its development activities, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.